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CUSIP No. 209432107                                                  Page 6 of 6

                                                               Exhibit (a)(1)(I)

For Immediate Release
---------------------




                   GRUPO SANBORNS ANNOUNCES TERMINATION OF THE
               HART-SCOTT-RODINO WAITING PERIOD IN CONNECTION WITH
                     ITS PENDING ACQUISITION OF COMPUSA INC.



         February 15, 2000 -- Grupo Sanborns, S.A. de C.V. announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act in connection with its pending acquisition of CompUSA Inc. (NYSE: CPU) was terminated by the Federal Trade Commission on Monday, February 14, 2000.

         As previously announced, Sanborns entered into a definitive agreement to acquire CompUSA pursuant to which on February 1, 2000, TPC commenced a tender offer to acquire all outstanding shares of common stock of CompUSA for $10.10 per share in cash. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, February 29, 2000, unless extended.


Contacts:

For Grupo Sanborns:      Carlos Slim Domitor       Javier Larraza
                         Grupo Sanborns            Grupo Sanborns
                         011-525-325-9800          011-525-625-4900

For CompUSA:             James E. Skinner or       Stacie Shirley
                         CompUSA                   CompUSA
                         972-982-4000              972-982-5323

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